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                                                                    Exhibit 99.1

                   [BENTLEY SYSTEMS, INCORPORATED LETTERHEAD]



April 19, 2002



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X
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Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Bentley Systems, Incorporated ("Bentley") that Andersen's audit of the consolidated financial statements of Bentley and its subsidiaries as of December 31, 2001 and for the year then ended, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,

/s/ Malcolm S. Walter

Malcolm S. Walter
Chief Financial Officer, Senior Vice President and Head of Field Operations